Exhibit 99.1

FOR IMMEDIATE RELEASE

NUTRACEA ANNOUNCES SALE OF NON-CORE CEREAL INGREDIENTS BUSINESS

PHOENIX, AZ, February 16, 2010 – NutraCea (OTC Bulletin Board: NTRZ ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that it has signed an asset purchase agreement to sell NutraCea’s existing cereal ingredients business and certain related equipment to Kerry, Inc. (“Kerry”), a global food ingredients company in a transaction valued at approximately $3.9 million plus the actual cost of NutraCea’s inventory related to its cereal ingredients business. The assets to be sold include certain equipment located in NutraCea’s Phoenix plant as well as related customer and supplier lists and purchase orders related to the cereal ingredients business. Neither the Phoenix plant nor any of the manufacturing assets located in the Company’s Dillon, Montana facility are included in the transaction.

At Closing, Kerry and NutraCea will enter into a Toll Processing agreement whereby until the earlier of (1) the date Kerry begins production of cereal products using the assets purchased under the Purchase Agreement and (2) October, 31, 2010, NutraCea will produce for Kerry cereal products at NutraCea’s Dillon, Montana plant.

Completion of the asset sale is subject to a variety of customary closing conditions, including, among other things, the absence of a material adverse effect on the purchased assets between the date of the agreement and the closing date and the approval of the transaction by the U.S. Bankruptcy Court.   The asset sale is also subject to the consideration of higher or better offers which must be submitted and approved in accordance with bid procedures as approved by the Bankruptcy Court.

Furthermore, NutraCea agreed that it will not process or sell certain cereal products for a period of five (5) years from the closing of the asset purchase agreement.

W. John Short, Chairman & CEO of NutraCea, commented “The sale of our cereal ingredients business to Kerry is a further step in the repositioning of Nutracea, as we concentrate on our core businesses of stabilized rice bran, rice bran oil and nutraceutical and pharmaceutical applications derived from stabilized rice bran.”

On November 10, 2009 NutraCea filed for court supervised protection to restructure its operation under Chapter 11 of the US Bankruptcy Code.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the expected completion of the asset sale. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that any of the conditions to the asset sale may not be satisfied.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

 About NutraCea
NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
Phone: 212-827-3773
mmeek@frbir.com